Exhibit 4.(B)2

RAPPAPORT, ASERKOFF & GELLES AN ASSOCIATION INCLUDING A PROFESSIONAL CORPORATION 15 STATE STREET.SUITE 1410 BOSTON. MA 021<19·1827 JEROME LYLE RAPPAPORT, P.C. JANET F. ASERKOFF EDWARD GELLES TELEPHONE 617-227·7345 FACSIMILE 617·227-1727 DANIEL B. RA KOV (1932·1982) September 30, 2015 Phenogen Sciences, Inc. Attn: Brian Manuel, Chief Financial Officer 9115 Harris Corners Parkway, Suite 320 Charlotte, North Carolina 28269 Re: Fourth Amendment to Lease Agreement New Boston Harris Corners LLC ("Landlord") Phenogen Sciences, Inc. ("Tenant") 9115 Harris Corners Parkway, Charlotte, North Carolina (the "Building") Dear Mr. Manuel: Enclosed is one (1) fully executed original of the above-referenced document for your files. Very truly yours, 13::( Karen B. Furman, ACP Advanced Certified Paralegal Enclosure cc: Jon Gillman, New Boston Fund, Inc. (via e-maiij Paul Stuart, New Boston Management Services, Inc. (via e-maiij

ORIGINAL

**FOURTH AMENDMENT TO LEASE AGREEMENT**

This Fourth Amendment to Lease Agreement (this "**Amendment**") made as of this 29th day of September, 2015 between NEW BOSTON HARRIS CORNERS LLC, a Delaware limited liability company with a principal place of business at 75 State Street, Suite 1410, Boston, Massachusetts 02109 ("**Landlord**") and PHENOGEN SCIENCES, INC., a Delaware corporation with a principal place of business at 9115 Harris Corners Parkway, Charlotte, North Carolina 28269 ("**Tenant**").

**WHEREAS,** Landlord is the owner of the building known as 9115 Harris Corners Parkway (a/k/a Two Harris Corners), Charlotte, North Carolina (the "**Building**");

**WHEREAS**, pursuant to a Lease Agreement dated as of August 17, 2010 by and between Landlord's predecessor in interest, HC 9115 LLC, and Tenant, as amended by a First Amendment to Lease Agreement dated August 17, 2012, as further amended by a Second Amendment to Lease Agreement dated as of October 11, 2013, and as further amended by a Third Amendment to Lease Agreement dated as of October 24, 2014 by and between Landlord and Tenant (as so amended, the "**Lease**") Tenant leases approximately 1,610 square feet of net rentable area on the third floor of the Building (the "**Premises**"); and

**WHEREAS**, Landlord and Tenant desire to extend the term of the Lease and to modify certain other provisions thereof;

**NOW, THEREFORE**, in consideration of the Lease, the mutual covenants therein and hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. **Terms**. All capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Lease.

2. **Lease Term**. Notwithstanding anything to the contrary contained in the Lease, the Lease Term shall be extended for an additional period of twelve (12) months commencing on November 1, 2015 and expiring on October 31, 2016 (the "**Third Extended Term**").

3. **Monthly Base Rent**. Tenant shall pay Monthly Base Rent during the Third Extended Term as set forth below:

| Lease Period | Monthly Base Rent |
|---|---|
| November 1, 2015 – October 31, 2016 | $2,817.50 |

4. **Other Agreements**.

(a) Security Deposit. Landlord shall continue to hold the security deposit in

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the amount of $2,595.00 delivered by Tenant pursuant to the Lease, as security for the payment of Tenant's obligations under the Lease. (b) Brokerage. Each of Landlord and Tenant represents and warrants to the other that it has dealt with no broker, other than Trinity Partners, in connection with this Amendment, and agrees to indemnify, defend and hold harmless from and against any loss, cost, claims, and expenses, including attorneys' fees, arising from a breach of this representation. 5. (a) General Provisions. Liability. The obligations contained herein on the part of Landlord are solely those of New Boston Harris Comers LLC and no trustee, agent, employee, member, beneficiary, partner, general or limited, shall have any liability on account thereof. (b)Effect of Amendment. Except as modified herein, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed. In the event the terms and conditions of this Amendment conflict with the terms of the Lease, the terms and conditions of this Amendment shall prevail and be controlling. From and after the effectiveness of this Amendment, the term "this Lease" when used in the Lease shall mean the Lease as modified by this Amendment. (c) Counterpart Execution. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. (d) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina. (THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK. SIGNATURES ARE CONTAINED ON THE FOLLOWING PAGE.J -2-g:\ leases\ Harris Corners\Phenogen \phenogen 4th amnd vOl

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by above written. their duly authorized representatives as of the day and year first LANDLORD: NEW BOSTON HARRIS CORNERS LLC By: New Boston Fund, Inc., Its Manager TENANT: PHENOGEN SCIENCES, INC. By: ...p-;;....· - M J.JU6L N Title: C:.. b -3-g:\leases\Harris Corners\Phenogen \phenogen 4th amnd vOl